Exhibit 10.13

Agreement No: 8735

Amount: $1,000,000

Type: Fixed-Price

Agreement

Agreement dated this 2nd day of December, 2004 by and between the NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY (“NYSERDA”), a New York public benefit corporation having its principal office and place of business at 17 Columbia Circle, Albany, New York 12203-6399, and DAYSTAR TECHNOLOGIES, INC. having its principal office and place of business at 13 Corporate Drive, Halfmoon, New York 12065 (the “Contractor”).

In consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties do hereby agree as follows:

Article I

Definitions

Section 1.01. Definitions. Unless the context otherwise requires, the terms defined below shall have, for all purposes of this Agreement, the respective meanings set forth below, the following definitions to be equally applicable to both the singular and plural forms of any of the terms defined.

(a) General Definitions:

Agreement: This Agreement and Exhibits A, B, C, and D hereto, all of which are made a part hereof as though herein set forth in full.

Budget: The Budget incorporated within the Statement of Work as set forth in Exhibit A hereto.

Contract Administrator: NYSERDA’s Director of Contract Management, Cheryl L. Earley, or such other person who may be designated, in writing, by NYSERDA.

Effective Date: The effective date of this Agreement shall be the date in the first paragraph of page one, above.

Final Report: The Final Report required by the Statement of Work hereof.

Person: An individual, a corporation, an association or partnership, an organization, a business or a government or political subdivision thereof, or any governmental agency or instrumentality.

Progress Reports: The Progress Reports required by the Statement of Work hereof.

Statement of Work: The Statement of Work attached hereto as Exhibit A.

Subcontract: An agreement for the performance of Work by a Subcontractor, including any purchase order for the procurement of permanent equipment or expendable supplies in connection with the Work.

Subcontractor: A person who performs Work directly or indirectly for or on behalf of the Contractor (and whether or not in privity of contract with the Contractor) but not including any employees of the Contractor or the Subcontractors.

System Benefits Charge or (“SBC”). The New York State Public Service Commission (NYSPSC) has established the SBC to promote energy efficiency and conservation throughout New York State. Electric ratepayers served by the Consolidated Edison Company of New York, Niagara Mohawk Power Corporation, New York State Electric and Gas Corporation, Rochester Gas and Electric Corporation, Orange and Rockland Utilities, Inc., and Central Hudson Gas and Electric Corporation contribute to the SBC Program via a surcharge on the electric delivery portion of their monthly energy bill.

Work: The Work described in the Exhibit A (including the procurement of equipment and supplies in connection therewith) and the performance of all other requirements imposed upon the Contractor under this Agreement.

(b) Data Rights and Patents Definitions:

Contract Data: Technical Data first produced in the performance of the contract, Technical Data which are specified to be delivered under the contract, or Technical Data actually delivered in connection with the contract.

Practical Application: To manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system, and under conditions which indicate that the benefits of the invention are available to the public on reasonable terms.

Product: CIGS-based solar cells.

Proprietary Data: Technical Data which embody trade secrets developed at private expense, such as design procedures or techniques, chemical composition of materials, or manufacturing methods, processes, or treatments, including minor modifications thereof, provided that such data:

(i)	are not generally known or available from other sources without obligation concerning their confidentiality;

(ii)	have not been made available by the owner to others without obligation concerning its confidentiality; and

(iii)	are not already available to NYSERDA without obligation concerning their confidentiality.

Subject Invention: Any invention or discovery of the Contractor conceived or first actually reduced to practice in the course of or under this Agreement, and includes any art, method, process, machine, manufacture, design, or composition of matter, or any new and useful improvement thereof, or any variety of plants, whether patented or unpatented, under the Patent Laws of the United States of America or any foreign country.

Technical Data: Recorded information regardless of form or characteristic, of a scientific or technical nature. It may, for example, include document research, experimental or developmental, or demonstration, or engineering work, or be usable or used to define a design or process, or to procure, produce, support, maintain, or operate material. The data may be graphic or pictorial delineations in media such as drawings or photographs, text in specifications or related performance or design type documents or computer software (including computer software programs, computer software data bases, and computer software documentation). Examples of Technical Data include research and engineering data, engineering drawings and associated lists, specifications, standards, process sheets, manuals, technical reports, catalog item identification, and related information. Technical Data as used herein does not include financial reports, cost analyses, and other information incidental to contract administration.

Unlimited Rights: Rights to use, duplicate, or disclose Technical Data, in whole or in part, in any manner and for any purpose whatsoever, and to permit others to do so.

Article II

Performance of Work

Section 2.01. Manner of Performance. Subject to the provisions of Article XII hereof, the Contractor shall perform all of the Work described in the Statement of Work, or cause such Work to be performed in an efficient and expeditious manner and in accordance with all of the terms and provisions of this Agreement. The Contractor shall perform the Work in accordance with the current professional standards and with the diligence and skill expected for the performance of work of the type described in the Statement of Work. The Contractor shall furnish such personnel and shall procure such materials, machinery, supplies, tools, equipment and other items as may reasonably be necessary or appropriate to perform the Work in accordance with this Agreement.

Section 2.02. Project Personnel. It is understood and agreed that Mr. Steven Aragon shall serve as Project Director and as such shall have the responsibility of the overall supervision and conduct of the Work on behalf of the Contractor and that the persons described in the Statement of Work shall serve in the capacities described therein. Any change of Project Director by the Contractor shall be subject to the prior written approval of NYSERDA. Such approval shall not be unreasonably withheld, and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval by NYSERDA, the requested change in Project Director shall be considered approved. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 90 days.

Article III

Deliverables

Section 3.01. Deliverables. All deliverables shall be provided in accordance with the Exhibit A Statement of Work.

Article IV

Compensation

Section 4.01. Payments. The Contractor will be paid, upon submission of proper invoices, the prices stipulated herein for Work delivered or rendered and accepted, less deductions, if any as herein provided. Invoices shall be addressed to NYSERDA, “Attention: Accounts Payable.” The total price which NYSERDA will pay to the Contractor represents the price of the Work. Subject to the limiting provisions of Article XII hereof, as NYSERDA’s price of the Work, NYSERDA will pay to the Contractor the total price of $1,000,000, payment of which will be made according to the Schedule of Payments contained in Section 4.02 hereof.

Section 4.02. Schedule of Payments. At the completion of each Milestone Billing Event so identified, the Contractor may submit invoices requesting payment by NYSERDA of the amounts set forth in the Milestone Payment Schedule set forth in the Exhibit A, Statement of Work. NYSERDA shall make payment to the Contractor in accordance with and subject to its Prompt Payment Policy Statement attached hereto as Exhibit D. The Contractor shall be notified by NYSERDA in accordance with Section 5.04.4 (b)(2) of such Exhibit D, of any information or documentation which the Contractor did not include with such invoice.

Section 4.03. Title to Equipment. Title shall vest in the Contractor to all equipment purchased hereunder.

Section 4.04. Final Payment. Upon final acceptance by NYSERDA of the Final Report and all other deliverables contained in Exhibit A, Statement of Work pursuant to Section 6.02 hereof, the Contractor shall submit a request for final payment with respect to the Work, together with such supporting information and documentation as, and in such form as, NYSERDA may require. A request for final payment shall include a statement as to whether any invention or patentable devices have resulted from the performance of the Work. All requests for final payment hereunder must, under any and all circumstances, be received by NYSERDA prior to December 2, 2010. In accordance with and subject to the provisions of NYSERDA’s Prompt Payment Policy Statement, attached hereto as Exhibit D, NYSERDA shall pay to the Contractor within the prescribed time after receipt of such request for final payment, the total amount payable pursuant to Section 4.01 hereof, less all Milestone Billing payments previously made to the Contractor with respect thereto.

Section 4.05. Release by the Contractor. The acceptance by the Contractor of final payment shall release NYSERDA from all claims and liability that the Contractor, its representatives and assigns might otherwise have relating to this Agreement.

Section 4.06. Maintenance of Records. The Contractor shall keep, maintain, and preserve at its principal office throughout the term of the Agreement and for a period of three years after acceptance of the Work, full and detailed books, accounts, and records pertaining to the performance of the Agreement, including without limitation, all bills, invoices, payrolls, subcontracting efforts and other data evidencing, or in any material way related to, the direct and indirect costs and expenses incurred by the Contractor in the course of such performance.

Section 4.07. Maximum Commitment. The maximum aggregate amount payable by NYSERDA to the Contractor hereunder is $1,000,000. NYSERDA shall not be liable for any costs or expenses in excess of such amount incurred by the Contractor in the performance and completion of the Work.

Section 4.08. Audit. NYSERDA shall have the right from time to time and at all reasonable times during the term of the Agreement and such period thereafter to inspect and audit any and all books, accounts and records related to this Agreement at the office or offices of the Contractor where they are then being kept, maintained and preserved pursuant to Section 4.06 hereof. Any payment made under the Agreement shall be subject to retroactive reduction for amounts included therein which are found by NYSERDA on the basis of any audit of the Contractor by an agency of the United States, State of New York or NYSERDA not to constitute an allowable charge or cost hereunder.

Article V

Assignments, Subcontracts and Purchase Orders

Section 5.01. General Restrictions. Except as specifically provided otherwise in this Article, the assignment, transfer, conveyance, subcontracting or other disposal of this Agreement or any of the Contractor’s rights, obligations, interests or responsibilities hereunder, in whole or in part, without the express consent in writing of NYSERDA shall be void and of no effect as to NYSERDA.

Section 5.02. Subcontract Procedures. Without relieving it of, or in any way limiting, its obligations to NYSERDA under this Agreement, the Contractor may enter into Subcontracts for the performance of Work or for the purchase of materials or equipment. Except for a Subcontractor or supplier specified in a team arrangement with the Contractor in the Contractor’s original proposal, and except for any Subcontract or order for equipment, supplies or materials from a single Subcontractor or supplier totaling under $15,000, the Contractor shall select all Subcontractors or suppliers through a process of competitive bidding or multi-source price review. A team arrangement is one where a Subcontractor or supplier specified in the Contractor’s proposal is performing a substantial portion of the Work and is making a substantial contribution to the management and/or design of the Project. In the event that a competitive bidding or multi-source price review is not feasible, the Contractor shall document an explanation for, and justification of, a sole source selection. The Contractor shall document the process by which a Subcontractor or supplier is selected by making a record summarizing the nature and scope of the work, equipment, supplies or materials sought, the name of each person or organization submitting, or requested to submit, a bid or proposal, the price or fee bid, and the basis for selection of the Subcontractor or supplier. An explanation for, and justification of, a sole source selection must identify why the work, equipment, supplies or materials involved are obtainable from or require a Subcontractor with unique or exceptionally scarce qualifications or experience, specialized equipment, or facilities not readily available from other sources, or patents, copyrights, or proprietary data. All Subcontracts shall contain provisions comparable to those set forth in this Agreement applicable to a Subcontractor or supplier, and those set forth in Exhibit B to the extent required by law, and all other provisions now or hereafter required by law to be contained therein. The Contractor shall submit to NYSERDA’s Contract Administrator for review and written approval any Subcontract(s) specified in the Statement of Work as requiring NYSERDA approval.

Section 5.03. Performance. The Contractor shall promptly and diligently comply with its obligations under each Subcontract and shall take no action which would impair its rights thereunder. The Contractor shall not assign, cancel or terminate any Subcontract without the prior written approval of the Contract Administrator as long as this Agreement remains in effect. Such approval shall not be unreasonably withheld and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval by NYSERDA, the requested assignment, cancellation, or termination of the Subcontract shall be considered approved by NYSERDA. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 90 days.

Article VI

Schedule; Acceptance of Work

Section 6.01. Schedule. The Work shall be performed as expeditiously as possible in conformity with the schedule requirements contained herein and in the Statement of Work. The draft and final versions of the Final Report shall be submitted by the dates specified in the Exhibit A Schedule. It is understood and agreed that the delivery of the draft and final versions of such reports by the Contractor shall occur in a timely manner and in accordance with the requirements of the Exhibit A Schedule.

Section 6.02. Acceptance of Work. The completion of the Work shall be subject to acceptance by NYSERDA in writing of the Final Report and all other deliverables as defined in Exhibit A, Statement of Work.

Article VII

Force Majeure

Section 7.01. Force Majeure. Neither party hereto shall be liable for any failure or delay in the performance of its respective obligations hereunder if and to the extent that such delay or failure is due to a cause or circumstance beyond the reasonable control of such party, including, without limitation, acts of God or the public enemy, expropriation or confiscation of land or facilities, compliance with any law, order or request of any Federal, State, municipal or local governmental authority, acts of war, rebellion or sabotage or damage resulting therefrom, fires, floods, storms, explosions, accidents, riots, strikes, or the delay or failure to perform by any Subcontractor by reason of any cause or circumstance beyond the reasonable control of such Subcontractor.

Article VIII

Technical Data; Patents

Section 8.01. Rights in Technical Data

(a) Technical Data: Rights in Technical Data shall be allocated as follows:

(1) NYSERDA shall have:

(i)	unlimited rights in Contract Data first produced in the performance of this Agreement except as otherwise provided below with respect to Proprietary Data; and

(ii)	no rights under this Agreement in any Technical Data which are not Contract Data, except as provided in Section 8.01 (2) (ii) below.

(2) The Contractor shall have:

(i)	the right to withhold Proprietary Data except as otherwise provided in paragraph (ii) below; and

(ii)	the right to make, use and sell the Product. If, within five years from the Contractor’s receipt of Final Payment as described in Section 4.04 hereof, the Contractor fails to make, use, and sell the Product under conditions which indicate that the benefits of the Product are available to the public on reasonable terms, NYSERDA shall have an, exclusive, worldwide license sufficient in scope to allow NYSERDA to make, use or sell the Product and to allow others to do so, including a non-exclusive right in Proprietary Data. The Contractor agrees to disclose such Proprietary Data to NYSERDA, and NYSERDA may disclose such Proprietary Data to its sublicensees who have agreed to keep such Proprietary Data confidential; and

(iii)	Contract Data it first produces in the performance of this Agreement.

The Contractor agrees that to the extent it receives or is given access to Proprietary Data or other technical, business or financial data in the form of recorded information from NYSERDA or a NYSERDA contractor or subcontractor, the Contractor shall treat such data in accordance with any restrictive legend contained thereon, unless another use is specifically authorized by prior written approval of the Contract Administrator.

Section 8.02. Patents.

(a) The Contractor retains the entire right, title and interest throughout the world to each Subject Invention of the Contractor conceived or first actually reduced to practice in the performance of the Work under the Agreement; except, that with respect to any Subject Invention conceived or first actually reduced to practice in the performance of the Work under the Agreement which the Contractor retains title, NYSERDA shall have a non-exclusive, non-transferable, irrevocable, license for itself, the State of New York and all political subdivisions and other instrumentalities of the State of New York, to practice or have practiced for or on their behalf the Subject Invention throughout the world, exclusively for their own use of the Subject Invention up to the value of the contributions made by NYSERDA under this Agreement.

(b) Within six months of the time a Subject Invention that is first developed in the performance of this Agreement, or as part of the request for Final Payment, whichever shall occur first, the Contractor shall submit to NYSERDA a written invention disclosure. The Contractor shall file the patent application for a Subject Invention within two years of the date of election, subject to the opinion of the Contractor’s counsel as to the Subject Invention’s patentability. If the Contractor fails to make, use and sell the Product within the time specified in this paragraph, the Contractor shall convey to NYSERDA title to the Subject Invention unless NYSERDA shall waive in writing its right to take title. In the event the Contractor elects not to retain principal rights in a Subject Invention, the Contractor shall retain a non-exclusive, royalty-free license throughout the world in such Subject Invention transferable only with the written approval of NYSERDA. Such approval shall not be unreasonably withheld, and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval, the requested transfer shall be considered approved. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 90 days.

(c) The Contractor shall submit to NYSERDA, not less frequently than annually, and for that period not to exceed three (3) years after the Final Payment from NYSERDA, a written report that indicates the status of utilization of Subject Inventions in which the Contractor retains principal rights. The report shall include information regarding the status of development, and the date of first commercial sale or use, and gross royalties received by the Contractor. Such reports shall be furnished to NYSERDA not later than March 2 following the calendar year covered by the report. In the event the Contractor fails to demonstrate that the Contractor has taken effective steps within three years after a patent is issued to bring the Subject Invention to the point of Practical Application, then NYSERDA shall have the right to grant a non-exclusive or exclusive license to responsible applicants under terms that are reasonable under the circumstances, or to require the Contractor to do so.

(d) The Contractor shall include the foregoing patent clauses, suitably modified to identify the parties, in all subcontracts which involve the performance of Work under this Agreement. The Subcontractor shall retain all rights provided for the Contractor, and the Contractor shall retain all rights provided for NYSERDA, as set forth above.

Article IX

Warranties and Guarantees

Section 9.01. Warranties and Guarantees. The Contractor warrants and guarantees that:

(a) it is financially and technically qualified to perform the Work;

(b) it is familiar with and will comply with all general and special Federal, State, municipal and local laws, ordinances and regulations, if any, that may in any way affect the performance of this Agreement;

(c) the design, supervision and workmanship furnished with respect to performance of the Work shall be in accordance with sound and currently accepted scientific standards and engineering practices;

(d) all materials, equipment and workmanship furnished by it and by Subcontractors in performance of the Work or any portion thereof shall be free of defects in design, material and workmanship, and all such materials and equipment shall be of first-class quality, shall conform with all applicable codes, specifications, standards and ordinances and shall have service lives and maintenance characteristics suitable for their intended purposes in accordance with sound and currently accepted scientific standards and engineering practices;

(e) neither the Contractor nor any of its employees, agents, representatives or servants has actual knowledge of any patent issued under the laws of the United States or any other matter which could constitute a basis for any claim that the performance of the Work or any part thereof infringes any patent or otherwise interferes with any other right of any Person;

(f) there are no existing undisclosed or threatened legal actions, claims, or encumbrances, or liabilities that may adversely affect the Work or NYSERDA’s rights hereunder;

(g) it has no actual knowledge that any information or document or statement furnished by the Contractor in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement not misleading, and that all facts have been disclosed that would materially adversely affect the Work; and

(h) at its Halfmoon Facility, Contractor certifies that it presently contributes to the System Benefits Charge (“SBC”) through a surcharge on the electric delivery portion of its monthly electricity bill and the Contractor further certifies that will continue to contribute to the SBC in this fashion at this Facility or an expansion thereof during the period for which work is done under this Agreement; and

(i) at the new facility to be developed under this Agreement, the Contractor certifies that it will contribute to the SBC through a surcharge on the electric delivery portion of its monthly electricity bill and will continue to contribute to the SBC during the period for which work is done under this Agreement; and

(j) Contractor certifies that all information provided to NYSERDA with respect to Executive Order Number 127 is complete, true and accurate.

Article X

Indemnification

Section 10.01. Indemnification. The Contractor shall protect, indemnify and hold harmless NYSERDA and the State of New York from and against all liabilities, losses, claims, damages, judgments, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses) imposed upon or incurred by or asserted against NYSERDA or the State of New York resulting from, arising out of or relating to the performance of this Agreement. The obligations of the Contractor under this Article shall survive any expiration or termination of this Agreement, and shall not be limited by any enumeration herein of required insurance coverage.

Article XI

Insurance

Section 11.01. Maintenance of Insurance; Policy Provisions. The Contractor, at no additional cost to NYSERDA, shall maintain or cause to be maintained throughout the term of this Agreement, insurance of the types and in the amounts specified in the Section hereof entitled Types of Insurance. All such insurance shall be evidenced by insurance policies, each of which shall:

(a) name or be endorsed to cover NYSERDA, the State of New York and the Contractor as additional insureds;

(b) provide that such policy may not be cancelled or modified until at least 30 days after receipt by NYSERDA of written notice thereof; and

(c) be reasonably satisfactory to NYSERDA in all other respects.

Section 11.02. Types of Insurance. The types and amounts of insurance required to be maintained under this Article are as follows:

(a) Commercial general liability insurance for bodily injury liability, including death, and property damage liability, incurred in connection with the performance of this Agreement, with minimum limits of $1,000,000 in respect of claims arising out of personal injury or sickness or death of any one person, $1,000,000 in respect of claims arising out of personal injury, sickness or death in any one accident or disaster, and $1,000,000 in respect of claims arising out of property damage in any one accident or disaster; and

(b) Commercial automobile liability insurance in respect of motor vehicles owned, licensed or hired by the Contractor and the Subcontractors for bodily injury liability, including death and property damage, incurred in connection with the performance of this Agreement, with minimum limits of $500,000 in respect of claims arising out of personal injury, or sickness or death of any one person, $1,000,000 in respect of claims arising out of personal injury, sickness or death in any one accident or disaster, and $500,000 in respect of claims arising out of property damage in any one accident or disaster.

(c) Prior to commencement of work under Phase III, product liability insurance for bodily injury liability, including death, and property damage liability, arising out of the use of the Product with minimum limits of $1,000,000 in respect of claims arising out of personal injury or sickness or death of any one person, $1,000,000 in respect of claims arising out of personal injury, sickness or death in any one accident or disaster, and $1,000,000 in respect of claims arising out of property damage in any one accident or disaster.

Section 11.03. Delivery of Policies; Insurance Certificates. Prior to commencing the Work, or in the case of product liability Insurance as set forth in 11.02 (c), prior to commencing work under Phase III, the Contractor shall deliver to NYSERDA certificates of insurance issued by the respective insurers, indicating the Agreement number thereon, evidencing the insurance required by this Article and bearing notations evidencing the payment of the premiums thereon or accompanied by other evidence of such payment satisfactory to NYSERDA. In the event any policy furnished or carried pursuant to this Article will expire on a date prior to acceptance of the Work by NYSERDA pursuant to the section hereof entitled Acceptance of Work, the Contractor, not less than 15 days prior to such expiration date, shall deliver to NYSERDA certificates of insurance evidencing the renewal of such policies, and the Contractor shall promptly pay all premiums thereon due. In the event of threatened legal action, claims, encumbrances, or liabilities that may affect NYSERDA hereunder, or if deemed necessary by NYSERDA due to events rendering a review necessary, upon request the Contractor shall deliver to NYSERDA a certified copy of each policy.

Article XII

Stop Work Order; Termination

Section 12.01. Stop Work Order.

(a) NYSERDA may at any time, by written Order to the Contractor, require the Contractor to stop all or any part of the Work called for by this Agreement for a period of up to 90 days after the Stop Work Order is delivered to the Contractor, and for any further period to which the parties may agree. Any such order shall be specifically identified as a Stop Work Order issued pursuant to this Section. Upon receipt of such an Order, the Contractor shall forthwith comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the Work covered by the Order during the period of work stoppage consistent with public health and safety. Within a period of 90 days after a Stop Work Order is delivered to the Contractor, or within any extension of that period to which the parties shall have agreed, NYSERDA shall either:

(i)	by written notice to the Contractor, cancel the Stop Work Order, which shall be effective as provided in such cancellation notice, or if not specified therein, upon receipt by the Contractor, or

(ii)	terminate the Work covered by such order as provided in the Termination Section of this Agreement.

(b) If a Stop Work Order issued under this Section is cancelled or the period of the Order or any extension thereof expires, the Contractor shall resume Work. An equitable adjustment shall be made in the delivery schedule, the estimated cost, the fee, if any, or a combination thereof, and in any other provisions of the Agreement that may be affected, and the Agreement shall be modified in writing accordingly, if:

(i)	the Stop Work Order results in an increase in the time required for, or in the Contractor’s cost properly allocable to, the performance of any part of this Agreement, and

(ii)	the Contractor asserts a claim for such adjustments within 30 days after the end of the period of Work stoppage; provided that, if NYSERDA decides the facts justify such action, NYSERDA may receive and act upon any such claim asserted at any time prior to final payment under this Agreement.

(c) If a Stop Work Order is not cancelled and the Work covered by such Order is terminated, the reasonable costs resulting from the Stop Work Order shall be allowed by equitable adjustment or otherwise.

(d) Notwithstanding the provisions of this Section 12.01, the maximum amount payable by NYSERDA to the Contractor pursuant to this Section 12.01 shall not be increased or deemed to be increased except by specific written amendment hereto.

Section 12.02. Termination.

(a) This Agreement may be terminated by NYSERDA at any time during the term of this Agreement with or without cause, upon 30 days prior written notice to the Contractor. In such event, compensation shall be paid to the Contractor for Work performed and expenses incurred prior to the effective date of termination in accordance with the provisions of the Article hereof entitled Compensation and in reimbursement of any amounts required to be paid by the Contractor pursuant to Subcontracts; provided, however, that upon receipt of any such notice of termination, the Contractor shall cease the performance of Work, shall make no further commitments with respect thereto and shall reduce insofar as possible the amount of outstanding commitments (including, to the extent requested by NYSERDA, through termination of subcontracts containing provisions therefor).

(b) Nothing in this Article shall preclude the Contractor from continuing to carry out the Work called for by the Agreement after receipt of a Stop Work Order or termination notice at its own election, provided that, if the Contractor so elects, (1) any such continuing Work after receipt of the Stop Work Order or termination notice shall be deemed not to be Work pursuant to the Agreement and (ii) NYSERDA shall have no liability to the Contractor for any costs of the Work continuing after receipt of the Stop Work Order or termination notice.

(c) NYSERDA reserves the right to terminate this agreement in the event it is found that the certification filed by the Contractor in accordance with New York State Executive Order Number 127, signed by Governor Pataki on June 16, 2003, was intentionally false or intentionally incomplete. Upon such finding, NYSERDA may exercise its termination right by providing written notification to the Contractor as set forth in Article XV of this Agreement.

Article XIII

Independent Contractor

Section 13.01. Independent Contractor. The status of the Contractor under this Agreement shall be that of an independent contractor and not that of an agent, and in accordance with such status, the Contractor, the Subcontractors, and their respective officers, agents, employees, representatives and servants shall at all times during the term of this Agreement conduct themselves in a manner consistent with such status and by reason of this Agreement shall neither hold themselves out as, nor claim to be acting in the capacity of, officers, employees, agents, representatives or servants of NYSERDA nor make any claim, demand or application for any right or privilege applicable to NYSERDA, including, without limitation, rights or privileges derived from workers’ compensation coverage, unemployment insurance benefits, social security coverage and retirement membership or credit.

Article XIV

Compliance with Certain Laws

Section 14.01. Laws of the State of New York. The Contractor shall comply with all of the requirements set forth in Exhibit B hereto.

Section 14.02. All Legal Provisions Deemed Included. It is the intent and understanding of the Contractor and NYSERDA that each and every provision of law required by the laws of the State of New York to be contained in this Agreement shall be contained herein, and if, through mistake, oversight or otherwise, any such provision is not contained herein, or is not contained herein in correct form, this Agreement shall, upon the application of either NYSERDA or the Contractor, promptly be amended so as to comply strictly with the laws of the State of New York with respect to the inclusion in this Agreement of all such provisions.

Section 14.03. Other Legal Requirements. The references to particular laws of the State of New York in this Article, in Exhibit B and elsewhere in this Agreement are not intended to be exclusive and nothing contained in such Article, Exhibit and Agreement shall be deemed to modify the obligations of the Contractor to comply with all legal requirements.

Article XV

Notices, Entire Agreement, Amendment, Counterparts

Section 15.01. Notices. All notices, requests, consents, approvals and other communications which may or are required to be given by either party to the other under this Agreement shall be deemed to have been sufficiently given for all purposes hereunder when delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, (i) if to NYSERDA, at 17 Columbia Circle, Albany, New York 12203-6399 or at such other address as NYSERDA shall have furnished to the Contractor in writing, and (ii) if to the Contractor, at 13 Corporate Drive, Halfmoon, New York 12065, or such other address as the Contractor shall have furnished to NYSERDA in writing.

Section 15.02. Entire Agreement; Amendment. This Agreement embodies the entire agreement and understanding between NYSERDA and the Contractor and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as otherwise expressly provided for herein, this Agreement may be changed, waived, discharged or terminated only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

Section 15.03. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Article XVI

Publicity

Section 16.01. Publicity.

(a) The Contractor shall collaborate with NYSERDA’s Director of Technical Communications to prepare any press release and to plan for any news conference concerning the Work. In addition the Contractor shall notify NYSERDA’s Director of Technical Communications regarding any media interview in which the Work is referred to or discussed.

(b) It is recognized that during the course of the Work under this Agreement, the Contractor or its employees may from time to time desire to publish information regarding scientific or technical developments made or conceived in the course of or under this Agreement. In any such information, the Contractor shall credit NYSERDA’s funding participation in the Project, and shall state that “NYSERDA has not reviewed the information contained herein, and the opinions expressed in this report do not necessarily reflect those of NYSERDA or the State of New York.” Notwithstanding anything to the contrary contained herein, the Contractor shall have the right to use and freely disseminate project results for educational purposes, if applicable, consistent with the Contractor’s policies.

(c) Commercial promotional materials or advertisements produced by the Contractor shall credit NYSERDA, as stated above, and shall be submitted to NYSERDA for review and recommendations to improve their effectiveness prior to use. The wording of such credit can be approved in advance by NYSERDA, and, after initial approval, such credit may be used in subsequent promotional materials or advertisements without additional approvals for the credit, provided, however, that all such promotional materials or advertisements shall be submitted to NYSERDA prior to use for review, as stated above. Such approvals shall not be unreasonably withheld, and, in the event that notice of approval or disapproval is not received by the Contractor within twenty days after receipt of request for approval, the promotional materials or advertisement shall be considered approved. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 90 days. If NYSERDA and the Contractor do not agree on the wording of such credit in connection with such materials, the Contractor may use such materials, but agrees not to include such credit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

DAYSTAR TECHNOLOGIES, INC.		NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY

By	/s/ John R. Tuttle	By	/s/ Jeffrey J. Pitkin

Name	John R. Tuttle		Jeffrey J. Pitkin Treasurer

Title	CEO

STATE OF NY	)
	)	SS.:
COUNTY OF SARATOGA	)

On this 10th day of January     , 2005, before me personally came John R. Tuttle, to me known, who being duly sworn, did depose and say that he resides at 17 Pinewood Ave, Saratoga springs; that he is the CEO of DayStar Technologies, Inc., the corporation described in and which executed the foregoing instrument; and that (s)he executed the same by the authority of the Board of Directors or By-Laws of said corporation.

Deborah Dzingle
Notary Public

EXHIBIT A

Statement of Work

Project 8735

High Performance CIGS Solar Cells

DayStar Technologies, Inc.

Introduction

DayStar has located a solar cell manufacturing plant in Halfmoon (the “Facility”) for commercial production. Following the initiation of production, DayStar shall expand production on an incremental basis from 20-100 kW/year, to 1-2 MW/year, to 25MW/year, and then to 100 MW/year over the next five years. DayStar has located its facility in Halfmoon, New York for the next 18-24 months and shall subsequently expand into or relocate to a new 40,000-ft2 facility at the Saratoga Technology + Energy Park.

Scope of Services

Task 1.    Project Management

Subtask 1.1: Project Management. DayStar Technologies, Inc. (“DayStar”) shall be responsible for meeting the project objectives and conforming to the project schedule and budget.

Subtask 1.2: Project Meetings. DayStar shall arrange and schedule several meetings with NYSERDA as the overall plan for the program is developed. These meetings shall include the following:

•	Project Kick-off Meeting — DayStar shall schedule a kickoff meeting with NYSERDA. DayStar shall coordinate with NYSERDA’s Project Manager to schedule this meeting; provide an agenda 3 days in advance of each meeting, and follow with meeting minutes.

•	Phase 1 Meeting — Upon Completion of Phase 1, DayStar shall schedule a review meeting with NYSERDA. DayStar shall coordinate with NYSERDA’s Project Manager to schedule this meeting, provide an agenda and the Phase 1 Report at least three days in advance of the meeting, and follow-up with meeting minutes. DayStar shall invite NYSERDA’s Project Manager and other identified representatives to review DayStar’s performance and discuss areas for program modification and improvement.

•	Phase 2 Meeting — Upon Completion of Phase 2, DayStar shall schedule a review meeting with NYSERDA. DayStar shall coordinate with NYSERDA’s Project Manager to schedule this meeting, provide an agenda at least 3 days in advance of the meeting, and follow-up with meeting minutes. DayStar shall invite NYSERDA’s Project Manager and other identified representatives to review DayStar’s performance and discuss areas for program modification and improvement.

•	Phase 3 Meeting — Upon Completion of Task 9 but preceding the Phase 3 Go/ No Go decision, DayStar shall schedule a review meeting with NYSERDA. DayStar shall coordinate with NYSERDA’s Project Manager to schedule this meeting, provide an agenda and Task 9 Summary Report at least 3 days in advance of the meeting, and follow-up with meeting minutes. DayStar shall invite NYSERDA’s Project Manager and other identified representatives to review DayStar’s performance and discuss areas for program modification and improvement.

•	Final Meeting — At the conclusion of Phase 3, DayStar shall schedule a final review meeting at NYSERDA’s Albany offices. DayStar shall coordinate with NYSERDA’s Project Manager to schedule this meeting. DayStar shall invite NYSERDA’s Project Manager and other identified representatives.

Task 2:    Reporting

DayStar shall provide NYSERDA’s Project Manager with reports regarding program status and progress as described in this task. NYSERDA’s Project Manager shall be copied on all correspondence regarding the project that is relevant to the expenditure of NYSERDA funds.

Subtask 2.1: Phase 1 Report. Upon completion of Phase 1, DayStar shall submit a Phase 1 Report to NYSERDA’s Project Manager. DayStar shall include a discussion of the progress of the Facility development and identify any changes from the planned design. DayStar shall also provide a forecast of the economic impact of the project for the remaining phases and use the format shown in Table 1, Metrics Reporting Schedule, to report to update actual economic impact values until project completion.

TABLE 1: Metrics Reporting Schedule

		2005	2006	2007	Through forecast period n*
Annual income paid to New York employees	Actual
Forecasted
Annualized number of New York State jobs in full-time equivalents (FTE’s)	Actual
Forecasted
No. of units sold	Actual
Forecasted

Total capacity of units sold	Actual
Forecasted
Total sales revenues	Actual
Forecasted
Percent of sales in New York
*	The value (n) shall be defined as the year from contract execution that the final incentive payment is expected.

Subtask 2.2: Phase 2 Report. Upon completion of Phase 2, DayStar shall submit a Phase 2 Report to NYSERDA’s Project Manager. DayStar shall include a discussion of the progress of the Facility development and include a description of the production facility and a discussion of any problems and costs incurred. Daystar shall discuss the status of attracting funding from various economic development agencies. DayStar shall also provide actual figures and updated forecasts of the economic impact of the project for the remaining using the format shown in Table 1. These reports shall be submitted by the 15th day of the month following the end of Phase 2. The format of this report shall be determined during Phase I.

Subtask 2.3: Phase 3 Quarterly Reports. Throughout Phase 3, DayStar shall submit quarterly progress reports to NYSERDA’s Project Manager that include project status in terms of production, any problems, and revenue/cost calculations including value-added. DayStar shall also provide actual figures to date and updated/ adjusted forecasts of the economic impact of the project using the format shown in Table 1. These reports shall be submitted to NYSERDA’ Project Manager by the 15th day of the month following the reporting period. These reports shall include production data, including units manufactured, units sold in-state, units sold out of state, total revenue from sales, and total energy output associated with in-state sales. DayStar shall also provide other metrics as required by individual milestones completed during that particular quarterly review period. Daystar may submit invoices to coincide with these Phase 3 Quarterly Reports using the procedure described in Article 4 of this Agreement. The final Phase 3 Quarterly Report shall also include the Final Report as described in Subtask 2.3.

Subtask 2.4: Final Report. DayStar shall submit a Final Report in accordance with Exhibit C to NYSERDA’s Project Manager that summarize the technical, production and economic impact information provided in previous reports. The Final Report shall be included as part of the final Phase 3 Quarterly Report (Subtask 2.3).

Deliverables:

Phase 1 Completion Report

Phase 2 Completion Report

Phase 3 Quarterly Reports

Final Project Report

Phase 1:    Site and Project Assessment

Task 3:      Site Characterization and Design

Subtask 3.1: Site Characterization and Design. DayStar has entered into a 5-year lease agreement for an 18,000-ft2 manufacturing facility in Halfmoon, New York. The facility is commercially zoned and is approximately 5000-ft2 of office space with 13,000-ft2 of hi-bay manufacturing space. In July 2004, DayStar acquired the change of tenant approval and has received a use approval from the Town of Halfmoon for this site. The building has adequate services with the exception of electrical. The current available power is 150 KVA.

DayStar shall design and complete plans to equip the warehouse facility with plumbing, ventilation, HVAC, electrical, chilled water, process gas, waste stream, and equipment housing systems for use as a thin-film CGIS solar cell production plant. DayStar shall coordinate with a local electrical contractor and Niagara Mohawk for the installation of a new transformer.

DayStar shall pursue all available funding opportunities from economic development programs, including federal, state and local assistance and abatement programs.

Subtask 3.2: Facility and Site Design Plans and Go/No Go Decision. Daystar shall provide NYSERDA’s project manager with the final facility and site design plans as defined by Subtask 3.1. Upon receipt of the final plans, NYSERDA’s project manager shall issue a written go/no go decision on continuing the project. Work on the following phases shall not be initiated prior to receiving written approval to proceed from NYSERDA’s Project Manager.

Deliverables: (to be included in the Phase 1 Completion Report)

Preliminary site plan

Review of available economic development programs with application to the project

Facility and site design plans including expected production

Phase 2:    Project Development and Construction

Task 4:      Site Permits and Approvals

DayStar’s 18,000-ft2 Halfmoon facility (the “Facility”) was constructed in 1998 and zoned for commercial use. DayStar has entered into a 5-year lease agreement for this space. In July 2004, DayStar has acquired a change of tenant approval and has received a use approval from the Town of Halfmoon for this site. DayStar shall apply for and obtain all permits necessary to operate the Facility.

Permit Schedule

Change of Tenant Approval	Received July, 2004
Building Use Approval	Received July, 2004
Air and Sewer Permit Applications	Submitted July, 2004
Air and Sewer Permit Approvals	Expected by month 3 of this project
Pending Other GORR Applications	Submitted June, 2004
Pending Other GORR Approvals	Expected by month 3 of this project

Deliverables

Evidence of execution of site agreements
Evidence of permits / regulatory approvals

Task 5:    Facility Design and Engineering and Construction / Renovation

DayStar shall make minor modifications to the office space to accommodate 7 new offices and cubicles to accommodate approximately 25 employees. DayStar shall fit the warehouse facility with plumbing, ventilation, HVAC, electrical, chilled water, process gas, waste stream, and equipment housing systems for use as a solar cell production plant.

Deliverables

Final construction documents and improvement agreements

Evidence of facility upgrades:

Office Space

Electrical Upgrades

Mechanical Upgrades

Finalized project budget with a table of identifying expected project expenditures

Task 6:    Financial Plan

DayStar shall update its financial plan for the Facility which includes a 3-year business plan.

Deliverables

Updated 3-year business plan

Task 7:    Equipment Procurement

DayStar shall identify appropriate equipment supply sources. DayStar shall procure the equipment and conduct or witness appropriate tests and inspections at the factory (if necessary) and upon arrival at the site. Table 2, Major Equipment List, describes the major equipment acquisitions (acquisition and/or refurbishing costs greater than $100,000).

Table 2: Major Equipment List

Control Process Apparatus 1, 2 and 3	Co-evaporation System
Magnetron	In-line Thermal System
SEM/ EDS	CdS Hood
Cluster Tool System

Deliverables

Letter stating that the major equipment has been tested and performs to DayStar’s satisfaction

Task 8:    Facility Completion

Subtask 8.2: Facility Completion. DayStar shall complete upgrading the Facility, including plumbing, ventilation, HVAC, electrical, chilled water, process gas, waste stream, and equipment housing systems for use as a solar cell production plant.

Subtask 8.2: Facility Completion and Go/No Go Decision. Daystar shall provide NYSERDA’s project manager with evidence of the completion of the facility as defined by Tasks 4 through 8. DayStar shall provide a Certificate of Insurance covering product liability as described in Section 11.02 (c) of this Agreement. Upon the successful completion of the facility and provision of the Certificate of Insurance, NYSERDA’s project manager shall issue a written go/no go decision to commence work on Phase 3. Work on the following tasks shall not be initiated prior to receiving written approval to proceed from NYSERDA’s Project Manager.

Deliverables

Phase 2 Report including verification of facility operability

Certificate of Insurance covering product liability

Phase 3:    Project Commercial Operation

DayStar shall notify NYSERDA in writing of the date and time the Facility enters commercial operation. Commercial operation shall be defined as that time when the project successfully demonstrates that it can produce at a rate of 4W/day ultra-lightweight solar cells, a minimum of 24-cm2 in size, that have a verifiable conversion efficiency (“CE”) in excess of 10% (under Air Mass 1.5 simulated illumination).

Task 9:    Facility Operation

For Task 9, DayStar shall provide production documentation, production samples, and certification (test) results for each deliverable specified in each subtask. Production documentation shall verify throughput and yield data. For this task, production samples shall serve as evidence of factory operation. Certification data shall demonstrate achievement of cell conversion-efficiency targets and that all cells produced are operational at the specified CE level.

Subtask 9.1: Initiate Ultra-light Cell Commercial Production. DayStar shall commence commercial production by manufacturing of DayStar’s ultra-light CIGS solar cell product designed for orbital and airborne vehicle applications and produce at a minimum rate of 4W/day for 24-cm2 Ultra-light solar cells.

Deliverable:	Documentation of the production of 24-cm2 Ultralight solar cells at a production rate of 4W/day for a minimum of 10 days or a total aggregate of 40 Watts of UL product, whichever comes first.

Subtask 9.2: Commence Terrestrial Cell Commercial Production at a Rate of 8 W/Day with a 5% Conversion Efficiency (CE). DayStar shall commence commercial production on DayStar’s Terrestrial CIGS solar cell product designed for ground-based applications. DayStar shall produce 100-cm2 Terrestrial solar cells with a 5% CE at a rate of at least 8W/day.

Deliverable:	Documentation of the production of 100-cm2 Terrestrial solar cells with a 5% CE (AM1.5) at a production rate of 8W/day for a minimum of 15 days or a total aggregate of 120 Watts of Terrestrial product, whichever comes first.

Subtask 9.3: Increase Terrestrial Cell Production to a Rate of 64 W/day, 6% CE%. DayStar shall improve the production process and produce 100-cm2 Terrestrial solar cells with a 6% CE at a minimum rate of 64W/day.

Deliverable:	Documentation of the production of 100-cm2 Terrestrial solar cells with a 6% CE (AM1.5) at a production rate of 64W/day for a minimum of 20 days or a total aggregate of 1280 Watts of Terrestrial product, whichever comes first.

Subtask 9.4: Facility Scale-Up and Go/No Go Decision. Daystar shall provide NYSERDA’s project manager with evidence that the performance targets in Task 9 have been met and that a lease agreement to develop an enlarged solar cell production facility at the Saratoga Energy + Technology Park (“STEP”) has been negotiated in good faith with STEP developer IDEA Partnerships. Upon successfully meeting performance targets and executing a lease agreement for STEP, NYSERDA’s project manager shall issue a written go/no go decision to submit invoices on Task 10. Work on the following task shall not be initiated prior to receiving written approval to proceed from NYSERDA’s Project Manager.

Deliverables:

Summary of Task 9 deliverables and progress in commercial production

Fully-executed STEP leasing agreement satisfactory to DayStar and STEP Developer IDEA Partnerships

Task 10:    Incentive-Based Cell Production

DayStar shall continue to improve the production process. Certification data shall provide verification that all cells produced are operational at the specified CE level. DayStar shall tabulate production and New York-content and report this data quarterly (see Subtask 2.3) which shall form the basis to calculate NYSERDA performance incentive payments (see Contract Milestones). DayStar shall provide purchase orders as evidence of intended sales which may be used as a means of triggering incentive payments. Also, DayStar shall provide a calculation of New York State value-added and all supporting documentation for this estimate. DayStar shall provide information requested by NYSERDA to verify production and value-added claims.

Deliverable:	Quarterly Production and Sales Report documenting production process improvements, purchase orders and value added data for use in calculating incentive payments. (This can be included as part of the Phase 3 Quarterly Reports).

CONTRACT MILESTONE PAYMENT SCHEDULE

Agreement #8735

Consistent with Exhibit D, payments shall be made upon acceptance of NYSERDA’s Project Manager of the following Milestones:

Phase	Task	Description	Milestone / Deliverable	Time (mo. #)	Milestone Payment
	1	Project Management	■ Meetings	As needed
	2	Reporting	■ Phase 1 Completion ■ Phase 2 Completion ■ Phase 3 Quarterly ■ Final Report	As required
1	3	Site Characterization & Design	• Preliminary Site Plan • Other Programs • Facility & Site Design	1
		Total: Phase 1			$0
	4	Site Permits & Approvals	• Site Agreements • Regulatory Approvals	3-5
2	5	Facility Design, Engineering, and Renovation	• Construction Docs • Project Budget • Construction Agreements	3-5
	6	Financial Plan	• Financing Plan and 5-year pro forma update	3-5
	7	Equipment Procurement	• Procurement Documents • Equipment Acceptance	4-7
	8	Facility Completion	• Confirmation of Phase 2 completion	7	$250,000
		Total: Phase 2			$250,000
	9	Facility Operation
3	9.1	Initiate Ultra-light (UL) Cell Commercial Production	• Documentation of the production of 24-cm2 Ultralight solar cells at a production rate of 4W/day for a minimum of 10 days or a total aggregate of 40 Watts of UL product, whichever comes first.	8	$50,000

Phase	Task	Description	Milestone / Deliverable	Time (mo. #)	Milestone Payment
	9.2	Commence Terrestrial Cell Commercial Production at 8W/day, 5% CE.	• Documentation of the production of 100-cm2 Terrestrial solar cells with a 5% CE (AM1.5) at a production rate of 8W/day for a minimum of 15 days or a total aggregate of 120 Watts of Terrestial product, whichever comes first.	12	$150,000
	Task	Description	Milestone / Deliverable	Time (mo. #)	Milestone Payment
3	9.3	Increase Terrestrial Cell Production to 64 W/day, 6% CE%.	• Documentation of the production of 100-cm2 Terrestrial solar cells with a 6% CE (AM1.5) at a production rate of 64W/day for a minimum of 20 days or a total aggregate of 1280 Watts of Terrestial product, whichever comes first.	13	$150,000
	9.4	Facility Scale-Up and Go/No Go Decision	• Summary of Task 9 deliverables and progress in commercial production • Executed STEP leasing agreement satisfactory to DayStar and STEP Developer IDEA Partnerships	14	$0
		Total: Phase 3 (Milestone Only)			$350,000
	10

Task 10 shall be an incentive-based payment plan. NYSERDA shall pay up to 25% of the total New York State value added (“NYSVA”) per product produced or sold as evidenced by purchase orders or bills of sale. NYSVA shall be calculated using the following formula:

NYSVA= [New York State-attributable labor cost per unit] + [New York State-attributable overhead] + [cost of New York State-produced raw materials] + [cost of New York State-produced components]

DayStar shall provide evidence** of these New York State-attributed costs. New York State overhead does not include costs of financing, depreciation or income taxes. Quarterly incentive payments shall be available for 60 months from contract execution or until the maximum of $400,000 is reached.

					$400,000 maximum

Phase	Task	Description	Milestone / Deliverable	Time (mo. #)	Milestone Payment
		Total: Phase 3 Milestone and Incentive			750,000
		TOTAL			1,000,000

* Documentation shall include evidence of production including certified test results of conversion efficiency, verifiable documentation of production line output rates, and product samples.

** Evidence must be presented that shows clearly the method for calculating each component of the formula. Individual costs, such as production labor, can be aggregated over the course of the reporting period.